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                                                                    EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors of
United Community Banks, Inc.

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2005 related to the consolidated balance sheets of United Community Banks, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three years in the period ended December 31, 2004, which report appears in Amendment No. 1 to the Annual Report on Form 10-K of United Community Banks, Inc. filed on March 18, 2005.


/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
May 17, 2005